Contacts: West Michael A. Anderson Vice President and Treasurer (610) 594-3345	Investors and Financial Media: FD Evan Smith / Theresa Kelleher (212) 850-5600 wst@fd.com

West Announces First Quarter 2009 Results
- Adjusted Diluted EPS (1) was $0.42 –
- Annual Guidance Narrowed to $2.05 to $2.18 Adjusted Diluted EPS(1) -
- Conference Call Scheduled for 9 a.m. Today -

Lionville, PA April 30, 2009 – West Pharmaceutical Services, Inc. (NYSE: WST) today announced its results for the first quarter of 2009.  Summary comparative results were as follows:

($ millions, except per-share data )	Three Months Ended March 31
	2009	2008

Net Sales	$ 242.4	$ 270.7
Gross Profit	69.3	83.5
Reported Operating Profit	21.2	38.1
Adjusted Operating Profit (1)	21.9	37.8
Reported Diluted EPS	$ 0.46	$ 0.76
Adjusted Diluted EPS(1)	$ 0.42	$ 0.72

(1) Reported first quarter results in each year included restructuring charges and discrete tax benefits and, in 2008, income from a contract settlement. See the corresponding notes under “Supplemental Information and Notes to Non-GAAP Financial Measures” in the tables following the text of this release.

Consolidated sales were 10.4% lower in the quarter when compared to the prior year period, of which 7.5 percentage points, or $20.3 million, were due to the adverse effects of currency on the translation of foreign sales into U.S. dollars. The balance was attributed to customers’ inventory reductions in both healthcare and consumer goods markets and regulatory interruptions at customer facilities.

Consolidated gross profit margin was 28.6% in the quarter, compared to 30.8% in the first quarter of 2008.  Higher manufacturing costs, including raw materials and depreciation, were partially offset by higher selling prices. Raw material costs remained high compared to the prior year period despite lower market prices for relevant commodities, including petroleum. In Pharmaceutical Systems, significant quantities of those materials are purchased under contractual terms that defer the full impact of changes in underlying commodity prices by up to four months. In the Tech Group, however, purchasing agreements for petroleum-based plastic resins do not provide for a similar delay, but contract manufacturing agreements with customers generally provide for changes in resin costs to be passed directly through to customers.

Consolidated results were also lower by $2.6 million due to an increase in U.S. pension expense as a result of 2008 investment losses in the pension fund. Other increases in SG&A were substantially offset by the favorable effects of foreign currency translation on foreign subsidiaries’ costs and by lower management incentive and stock-based compensation costs.   Foreign currency translation and higher pension expense reduced earnings by a combined $0.10 per diluted share from the first quarter of 2008.

Executive Commentary

“As anticipated, our first quarter results reflect broader economic conditions and other uncertainties that are more particularly relevant to healthcare,” said Donald E. Morel Jr., Ph.D., the Company’s Chairman and Chief Executive Officer. “Over and above normal period to period variability, the results for this quarter and our expectations for the year continue to suggest slower near-term growth, with many of our customers looking for opportunities to streamline their supply chains.”

“We continue to carefully monitor our backlog, defer capital expenditures where appropriate, and manage our production capacity and discretionary spending closely,” said Dr. Morel. “We expect several of the factors that impacted our first quarter results to improve as the year goes on, including raw material costs, pricing tied to contract anniversary dates, and currency, if the dollar is reasonably stable. Our lean manufacturing programs should begin to contribute to margins, while higher pension costs will persist.  We expect some sales weakness to continue through the second quarter and have reduced our annual revenue expectations marginally, about 1%, and accordingly are re-setting the upper limit of our earnings expectations at $2.18 per share.”

“For the longer term, we continue to be optimistic.  Excluding currency, in a very broad and deep recession our first quarter sales were down less than 3% from the first quarter of 2008. West’s operating cash flows remain strong and are sufficient to fund our expansion and development plans. We are committed to maintaining a solid balance sheet. We are investing in order to participate more fully in attractive global markets, particularly in Asia, and are developing new products and technologies for the containment, closure, and safe administration of high-value biologic drugs. For example, West received marketing clearance for our NovaGuard® safety needle system last week. We believe that, with our existing products, expanded geographic markets, and key product development projects, our prospects for sustained long-term growth are essentially unchanged.”

Pharmaceutical Systems Segment

Pharmaceutical Systems segment sales were $183.2 million and operating profit was $27.4 million in the first quarter of 2009, compared to $207.5 million in sales and $43.6 million of operating profit in the comparable 2008 quarter. Unfavorable foreign currency translation accounted for $18.5 million, or 9.0 percentage points of the 11.7% in lower sales and $2.1 million of lower operating profit. Measured at constant exchange rates, international sales were fractionally lower, while North American sales declined by $3.5 million.

Sales results varied significantly across product lines, but were hurt overall by the effects of customers’ inventory reductions and regulatory issues.  Sales of pharmaceutical packaging, including vial and IV closures and seals, were 2.3% lower in the quarter when measured at constant foreign exchange rates. Results for value-added products, including those incorporating Westar® processing, FluroTec® and Teflon® coatings, and specialty seals, were substantially unchanged. Sales of safety and administration systems and devices declined as a result of a customer-driven delay. Disposable device component sales were approximately 5.3% lower on a constant currency basis.

Gross profit in the current quarter was $59.8 million, $15.1 million lower than in the 2008 quarter, and gross margin declined 3.4 percentage points, to 32.7%.  The decline in gross profit was attributed primarily to lower sales volume and to $4.4 million of adverse currency translation. The margin decline reflects lower capacity utilization and higher production costs, net of price increases, which included increased labor, utility and depreciation, as well as higher raw material costs, notably for oil-based materials. Consequently, the first quarter results do not include a measureable benefit from the recent decline in oil prices from the record levels of 2008 and, in aggregate, material costs reduced gross profit by $1.8 million when compared to the first quarter of 2008.

Pharmaceutical Systems SG&A costs increased by $2.4 million, net of $2.2 million of favorable currency translation effects. $1.5 million of increased compensation costs were due to hiring for information systems and other necessary technical and manufacturing support functions, and to annual salary increases and higher incentive compensation costs. Severance costs associated primarily with the consolidation of laboratory facilities added $0.9 million, and the ongoing upgrade of information technology systems in the U.S. added $0.5 million in depreciation. R&D costs were $0.9 million lower than in the prior year period as certain projects were completed and moved into operations.

Tech Group Segment

Tech Group segment sales were $62.3 million in the first quarter, down from $66.4 million in the prior year period.  Currency translation accounted for $1.8 million of the decline. An additional $1.5 million was due to passing substantially all of the savings from lower plastic resin costs directly through to customers, which reduced revenue without impacting gross profit. Other factors contributing to the decline were the loss of consumer products revenue from business that was not transferred to other facilities from the recently sold Mexico facility, and slower sales of certain medical devices, which were higher in the prior year quarter due to a customer’s temporary increase in orders in connection with a planned manufacturing transfer. Those declines were partially offset by higher contract manufacturing revenue from pen injector systems and components.

Despite lower sales, gross profit grew to $9.5 million from $8.6 million in the first quarter of 2008, and gross profit margin improved 2.3 percentage points from the same period last year, to 15.2%.  Improvements were associated with a stronger product mix, including relatively higher medical device sales in Europe, better utilization of remaining facilities in the wake of restructuring efforts, and continuing improvements in efficiency and output from the Michigan production facility. Operating profit increased by $0.9 million as a result of the increased gross profit and SG&A and research costs that were substantially unchanged from the prior year period.

Corporate and Other

U.S. pension expense increased by $2.6 million in the first quarter, to $4.1 million, as a result of the effects of substantial 2008 investment losses in the plan, which first impacted the measurement of pension expense in 2009.  Similar quarterly increases are expected during the remainder of the year.

Stock-based compensation expense declined by $1.0 million compared to the prior year quarter due primarily to the effects of changes in the Company’s share price, which declined during the current quarter and increased during the same period last year. Other unallocated corporate general and administrative costs were $1.0 million lower in the quarter due to lower performance-based compensation costs for 2009 and to lower spending on external consulting services.

Net interest expense of $3.6 million was $0.5 million higher than in the prior-year quarter, primarily as a result of lower cash and investment balances and lower market interest rates on cash investments. The Company’s reported tax expense of $2.5 million included a $1.7 million benefit from the reduction in a tax contingency reserve for prior years and the $0.3 million tax effects of current period restructuring costs. Excluding those items, the quarterly effective tax rate on Adjusted Earnings(1) was 24.6%, compared to 27.4% rate on Adjusted Earnings(1) in the prior year period, due to the intervening renewal of the U.S. credit for research activities and a more tax-efficient distribution of expected 2009 earnings internationally.

Restructuring and Other Items

West announced an operational restructuring plan for the Tech Group segment during the fourth quarter of 2007.  Pre-tax charges of $0.7 million were incurred in the current quarter, of an estimated $1.0 million of total 2009 plan-related costs.  Reported 2008 first quarter results included $1.0 million of comparable costs.  The Company anticipates concluding execution of the plan in the second quarter of 2009.

First-quarter 2008 results included $1.3 million of pre-tax income from the settlement agreement with Nektar Therapeutics, which provided for the reimbursement of the Company’s costs of maintaining and converting the former Exubera® device production facility.  The settlement had no impact on results in the current quarter.

NovaGuard® 510(k) Clearance

The Company has been notified by the U.S. Food and Drug Administration that its passive safety needle device has been cleared for marketing in the U.S.  The device will be marketed as “NovaGuard”, and is the market’s first truly passive safety needle system and can be used with existing Luer Lock syringes.  The device automatically deploys a protective shield around a needle when it is withdrawn from an injection site, eliminating the need for the user to activate the safety feature, and mitigating the risk of accidental needle-stick injuries.

The approval is not expected to materially affect the Company’s financial results or guidance for 2009.

Financial Guidance

The Company revised its 2009 consolidated sales estimate, reducing the upper and lower ends of the range of expected sales by $10.0 million, and reduced the upper end of the range estimate of full-year Adjusted Diluted EPS(1) to $2.18. Full-year 2009 consolidated gross profit margin is expected to be higher than that realized in the first quarter as a result of an improving sales mix, cost savings initiatives and declining raw material costs. Revised full-year 2009 financial guidance, at assumed exchange rates(3), is summarized as follows:

2009 Guidance
Consolidated Sales(3)	$1.0 to $1.02 billion
Pharmaceutical Systems Revenue(3) Pharmaceutical Systems Gross Profit as a Percent of Sales	$760 to $775 million 34.5%
Tech Group Revenue (includes $14 million of inter-company sales)(3) Tech Group Gross Profit as a Percent of Sales	$ 250 to $255 million 15.0%
Consolidated Gross Profit Margin	30.3%
Full Year Adjusted Diluted EPS(1)(2)(3)	$ 2.05 to $ 2.18
(1)
(2) (3) See corresponding notes under “Supplemental Information and Notes to Non-GAAP Financial Measures” in the tables following the text of this release. The principal currency assumption in these estimates is for the translation of the Euro at $1.28 to €1.00 for the remainder of 2009.

The adverse effects of currency, slower customer orders, and sales of residual inventories that include relatively higher raw material costs, are expected to continue to compress margins through the second quarter.  Second quarter Adjusted Diluted EPS is expected to compare unfavorably to the second quarter of 2008 and, sequentially, to improve by approximately 20% compared to the first quarter of 2009. The expected resumption of more normal customer order patterns, anticipated pricing changes under existing contracts, and realization of lower raw material costs are among the factors that are expected to produce more favorable quarterly comparisons to the relevant 2008 periods during the second half of the 2009.

First-Quarter Conference Call

The Company will host a conference call to discuss the results and business expectations at 9:00 a.m. Eastern Daylight Time today. To participate on the call, please dial (888)790-3758 or (210) 839-8398. The passcode is WST.

A live broadcast of the conference call will be available at the Company’s web site, www.westpharma.com, in the “Investors” section.  Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the Internet broadcast.  An online archive of the broadcast will be available at the site two hours after the live call and will be available through Thursday, May 14, 2009, by dialing (866) 501-2962 or (203) 369-1830 and entering conference ID# 3336880.

Exubera® is a registered trademark of Pfizer, Inc.

WEST PHARMACEUTICAL SERVICES, INC.
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)
(in millions, except per share data)

	Three Months Ended
	March 31, 2009		March 31, 2008
Net sales	$242.4	100%	$270.7	100%
Cost of goods and services sold	173.1	71	187.2	69
Gross profit	69.3	29	83.5	31
Research and development	4.3	2	5.4	2
Selling, general and administrative expenses	42.9	18	40.1	15
Restructuring and other items	0.7	-	(0.3)	-
Other expense, net	0.2	-	0.2	-
Operating profit	21.2	9	38.1	14
Interest expense, net	3.6	2	3.1	1
Income before income taxes	17.6	7	35.0	13
Income tax expense	2.5	1	8.5	3
Equity in net income (loss) of affiliated companies	0.3	-	(0.1)	-
Net income	15.4	6%	26.4	10%
Less: net income attributable to noncontrolling interests	-		0.2
Net income attributable to West	$15.4		$26.2

Net income per share attributable to West common shareholders:
Basic	$0.47		$0.81
Assuming Dilution	$0.46		$0.76

Average common shares outstanding	32.7		32.2
Average shares assuming dilution	36.1		36.1

WEST PHARMACEUTICAL SERVICES
REPORTING SEGMENT INFORMATION
(UNAUDITED)
(in millions)

	Three Months Ended
	March 31
Net Sales:	2009	2008
Pharmaceutical Systems	$183.2	$207.5
Tech Group	62.3	66.4
Eliminations	(3.1)	(3.2)
Consolidated Total	$242.4	$270.7

Operating Profit (Loss):
Pharmaceutical Systems	$27.4	$43.6
Tech Group	4.6	3.7
U.S. pension expense	(4.1)	(1.5)
Stock-based compensation expense	(1.4)	(2.4)
General corporate costs	(4.6)	(5.6)
Restructuring and other items	(0.7)	0.3
Consolidated Total	$21.2	$38.1

WEST PHARMACEUTICAL SERVICES
NON-GAAP MEASURES (UNAUDITED)
THREE MONTHS ENDED MARCH 31, 2009
(in millions, except per share data)

	As Reported March 31, 2009	Restructuring	Tax benefits	Non-GAAP March 31, 2009
Operating profit	$21.2	$0.7	$-	$21.9
Interest expense, net	3.6	-	-	3.6
Income before income taxes	17.6	0.7	-	18.3
Income tax expense	2.5	0.3	1.7	4.5
Equity in net income of affiliated companies	0.3	-	-	0.3
Net income	15.4	0.4	(1.7)	14.1
Less: net income attributable to noncontrolling interests	-	-	-	-
Net income attributable to West	$15.4	$0.4	$(1.7)	$14.1

Net income per diluted share attributable to West common shareholders	$0.46	$0.01	$(0.05)	$0.42

WEST PHARMACEUTICAL SERVICES
NON-GAAP MEASURES (UNAUDITED)
THREE MONTHS ENDED MARCH 31, 2008
(in millions, except per share data)

	As Reported March 31, 2008	Restructuring	Contract settlement costs(income)	Tax benefits	Non-GAAP March 31, 2008
Operating profit	$38.1	$1.0	$(1.3)	$-	$37.8
Interest expense, net	3.1	-	-	-	3.1
Income before income taxes	35.0	1.0	(1.3)	-	34.7
Income tax expense	8.5	0.4	(0.5)	1.1	9.5
Equity in net income (loss) of affiliated companies	(0.1)	-	-	-	(0.1)
Net income	26.4	0.6	(0.8)	(1.1)	25.1
Less: net income attributable to noncontrolling interests	0.2	-	-	-	0.2
Net income attributable to West	$26.2	$0.6	$(0.8)	$(1.1)	$24.9

Net income per diluted share attributable to West common shareholders	$0.76	$0.02	$(0.03)	$(0.03)	$0.72

Please refer to the “Notes to Non-GAAP financial measures” for more information.
Non-GAAP measures are intended to explain or aid in the use of, not as a substitute for, the related GAAP financial measure.

West Pharmaceutical Services, Inc.
SUPPLEMENTAL INFORMATION AND NOTES TO NON-GAAP FINANCIAL MEASURES

For additional details, please see the attached financial schedules and Safe Harbor Statement.

(1)
“Adjusted operating profit” and its components and “adjusted diluted earnings per share (EPS)” are defined as reported operating profit and reported diluted EPS excluding the impact of restructuring costs, discrete tax items and certain other significant items, as described below.  Management uses adjusted operating profit and adjusted diluted EPS to measure the business and compare operating results to prior periods.  Adjusted operating profit and adjusted EPS also are used, together with other measures, to set performance goals for determining payouts under annual and long-term incentive programs. We believe that investors’ understanding of our performance is enhanced by disclosing these measures.

The items excluded from adjusted operating profit and adjusted diluted EPS are:

Restructuring Charges:  During the first quarter of 2009 and 2008, we incurred pre-tax restructuring charges of $0.7 million ($0.4 million after tax) and $1.0 million ($0.6 million after tax), respectively, as part of our plan to align the plant capacity and workforce of our Tech Group with its revised business outlook and as part of a longer-term strategy of focusing the business on proprietary products.

2008 Contract Settlement Costs (Income):  Under a February 2008 agreement reached with our former customer, Nektar Therapeutics, we received full reimbursement for, among other things, severance related employee costs, inventory on hand, leases and other facility costs associated with the shutdown of operations at the former Exubera® device manufacturing facility.  During the first quarter of 2008 we received $8.4 million in payments from Nektar, which more than offset related raw material, severance and facility costs totaling $7.1 million, resulting in a net pre-tax gain of $1.3 million ($0.8 million after tax).

Tax Benefits:  During the first quarter of both 2008 and 2009 we recognized discrete tax provision benefits as follows:
•	In 2009, we recognized a $1.7 million provision benefit principally resulting from the completion of a tax audit and the expiration of open tax periods in certain foreign tax jurisdictions.
•
In 2008, an agreement reached with the Republic of Singapore reduced our income tax rate in that country for a period of 10 years, on a retroactive basis back to July 2007, resulting in a $1.0 million tax benefit.  In addition, we recognized a $0.1 million net tax provision benefit resulting from the expiration of open tax audit years in certain foreign tax jurisdictions.

(2)	Reconciliation of 2009 Adjusted Guidance to 2009 Reported Guidance is as follows:

Full Year 2009 Guidance (3)
Diluted Earnings Per Share
Adjusted guidance	$2.05 to $2.18
Restructuring, net of tax	(0.02) to (0.01)
Discrete tax benefits	0.05
Reported guidance	$2.08 to $2.22

(3)	Reflects relative currency valuations, most significantly the Euro, which is reflected in our estimates for the remainder of the year at $1.28 per Euro.

WEST PHARMACEUTICAL SERVICES
CASH FLOW ITEMS
(UNAUDITED)
(in millions)

	Three Months Ended March 31,
	2009	2008
Depreciation and amortization	$15.0	$14.7
Operating cash flow	$(3.3)	$(6.9)
Capital expenditures	$24.2	$22.8

WEST PHARMACEUTICAL SERVICES
FINANCIAL CONDITION
(UNAUDITED)
(in millions)

	As of March 31, 2009	As of December 31, 2008
Cash	$62.7	$87.2
Debt	$387.9	$386.0
Equity	$488.6	$487.1
Net Debt to Total Invested Capital †	40.0%	38.0%
Working Capital	$217.5	$207.1

† Net Debt and Total Invested Capital are Non-GAAP measures.  Net Debt is determined by reducing total debt by the amount of cash and cash equivalents.  Total Invested Capital is the sum of Net Debt and Equity.

 Forward Looking Statements

This press release contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are based on management’s beliefs and assumptions, current expectations, estimates and forecasts.  Statements that are not historical facts, including statements that are preceded by, followed by, or that include, words such as “estimate,” “expect,” “intend,” “believe,” “plan,” “anticipate” and other words and terms of similar meaning are forward-looking statements.  West’s estimated or anticipated future results, product performance or other non-historical facts are forward-looking and reflect our current perspective on existing trends and information.

Many of the factors that will determine the Company’s future results are beyond the ability of the Company to control or predict.  These statements are subject to known or unknown risks or uncertainties, and therefore, actual results could differ materially from past results and those expressed or implied in any forward-looking statement.  You should bear this in mind as you consider forward-looking statements.  We undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.

Important factors that may affect future results include, but are not limited to, the following:

Revenue and profitability:

•	sales demand and our ability to meet that demand;

•
competition from other providers in the Company’s businesses, including customers’  in-house operations, and from lower-cost producers in emerging markets, which can impact unit volume, price and profitability;

•	customers’ changing inventory requirements and manufacturing plans that alter existing orders or ordering patterns for the products we supply to them;

•
the timing, regulatory approval and commercial success of customer products that incorporate our products, including the availability and scope of relevant public and private health insurance reimbursement for prescription products, medical devices and components and medical procedures in which our customers’ products are employed or consumed;

•	average profitability, or mix, of products sold in any reporting period;

•	maintaining or improving production efficiencies and overhead absorption;

•
the timeliness and effectiveness of capital investments, particularly capacity expansions, including the effects of delays and cost increases associated with construction, availability and cost of capital goods, and necessary internal, governmental and customer approvals of planned and completed projects, and the demand for goods to be produced in new facilities ;

•	dependence on third-party suppliers and partners, some of which are single-source suppliers of critical materials and products, including our Japanese partner and affiliate Daikyo Seiko, Ltd.;

•
the availability and cost of skilled employees required to meet increased production, managerial, research and other needs of the Company, including professional employees and persons employed under collective bargaining  agreements;

•	interruptions or weaknesses in our supply chain, which could cause delivery delays or restrict the availability of raw materials and key bought-in components and finished products;

•
raw-material price escalation, particularly petroleum-based raw materials, and our ability to pass raw-material cost increases on to customers through price increases; deflation of selling prices under contract requiring periodic price adjustments based on published cost-of-living or similar indices; and

•	claims associated with product quality, including product liability, and the related costs of defending and obtaining insurance indemnifying us for the cost of such claims.

Other Risks:

•	the cost and progress of development, regulatory approval and marketing of new products as a result of the Company’s research and development efforts;

•	the defense of self-developed or in-licensed intellectual property, including patents, trade and service marks and trade secrets;

•
dependence of normal business operations on information and communication systems and technologies provided, installed or operated by third parties, including costs and risks associated with planned upgrades to existing business systems;

•	the effects of a prolonged U.S. and global economic downturn or recession;

•	the relative strength of the U.S. dollar in relation to other currencies, particularly the Euro, British Pound, and Japanese Yen;

•	changes in tax law or loss of beneficial tax incentives;

•	the conclusion of unresolved tax positions inconsistent with currently expected outcomes;

•
continued significant losses on investments of pension plan assets, relative to expected returns on those assets, could further increase our pension expense and  funding obligations in future periods; and, other risks and uncertainties detailed in West’s filings with the Securities and Exchange Commission, including our annual report on Form 10-K and our periodic reports on Form 10-Q and Form 8-K.  You should evaluate any statement in light of these important factors.